UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2021

TG Therapeutics, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-32639	36-3898269
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(212) 554-4484

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities filed pursuant to Section 12(b) of the Act:

Title of Class	Trading Symbol(s)	Exchange Name
Common Stock	TGTX	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors (the “Board”) of TG Therapeutics, Inc. (the “Company”) has determined that it is in the Company’s best interests to designate a lead independent director. On June 16, 2021, the Board appointed Mr. Laurence Charney as lead independent director. Mr. Michael S. Weiss will continue to serve as Chairman.

In connection with the appointment of Mr. Charney as lead independent director, Mr. Weiss’ title was changed from Executive Chairman and Chief Executive Officer to Chairman and Chief Executive Officer.

Additionally, on June 18, 2021, effective as of June 30, 2021, Mr. Weiss and the Company agreed to terminate the Strategic Advisory Agreement (the “Advisory Agreement”) with Caribe BioAdvisors, LLC owned by Mr. Weiss to provide the services of Mr. Weiss as Chairman of the Board and as Executive Chairman.  Concurrently, the Compensation Committee approved such termination of the Advisory Agreement and approved the Company’s entrance into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Mr. Weiss.  Under the Employment Agreement, Mr. Weiss will be entitled to an annual base salary of $875,000, and each calendar year will be eligible to earn an annual cash bonus based upon the achievement of annual performance goals and objectives established between Mr. Weiss and the Company’s Board. Mr. Weiss’s target annual bonus will be 100% of his base salary, subject to his achievement of such performance goals. Additionally, in 2022 and each subsequent year during the term of the Employment Agreement, the Company will grant Mr. Weiss a number of restricted shares of the Company’s common stock, having a grant date value equal to ten times the sum of Mr. Weiss’ salary and annual cash bonus earned for the prior year. Each annual restricted stock award will vest based on the Company’s total shareholder return relative to the Nasdaq Biotechnology Index over a one- to five-year period. Mr. Weiss may also be eligible for additional stock-based awards under the Company’s long-term incentive plan. Mr. Weiss is also entitled to a $16.67 million cash bonus upon the Company achieving a $10 billion “Sustained Market Capitalization” (as defined in the Employment Agreement).

Pursuant to the Employment Agreement, if Mr. Weiss’ employment is terminated by the Company without Cause (as defined therein) or if Mr. Weiss resigns for Good Reason (as defined therein), then, in addition to his accrued obligations, if within 45 days after the date of termination, he executes and does not revoke a general release of claims and covenant not to sue, he will receive the following severance benefits: (i) a lump sum severance payment equal to two times the sum of his base salary and target bonus (or three times the sum of his base salary and target bonus if his employment is terminated upon or following a change in control); (ii) continuation of group health benefits for 18 months (or 24 months if his employment is terminated upon or following a change in control); (iii) a prorated target bonus; (iv) any shares of restricted stock outstanding on the date of his termination will become fully-vested and non-forfeitable as of his date of termination; and (v) any stock options outstanding on the date of his termination will become fully-vested and will remain exercisable for a period of 24 months following the date of his termination (or, if earlier, the normal expiration date of such stock options).

If Mr. Weiss’ employment is terminated by reason of his death or disability, he will be entitled to his accrued obligations and a prorated target bonus. In addition, (i) any shares of restricted stock outstanding on the date of his termination will become fully vested and non-forfeitable as of his date of termination; and (ii) the vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of 24 months following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

If Mr. Weiss’ employment is terminated by the Company for Cause or by Mr. Weiss without Good Reason, Mr. Weiss will receive his accrued obligations but no additional benefits. Any shares of restricted stock outstanding on the date of his termination will be forfeited. The vested portion of any stock options outstanding on the date of his termination will remain exercisable for a period of thirty (30) days following the date of his termination (or, if earlier, the normal expiration date of such stock options), and any unvested portion of outstanding stock options will lapse as of the date of termination.

The above description of Employment Agreement is intended to be a summary, does not purport to be complete, and is qualified in its entirety by reference to the full text of the Employment Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TG THERAPEUTICS, INC.
(Registrant)

Date: June 22, 2021	By:	/s/ Sean A. Power
	Name:	Sean A. Power
	Title:	Chief Financial Officer